Exhibit 10.20

FIELDSTONE INVESTMENT CORPORATION
11000 Broken Land Parkway, Suite 600
Columbia, Maryland 21044

November 10, 2003

Friedman, Billings, Ramsey Group, Inc.
1001 Nineteenth Street North
Arlington, VA 22209

  Re:
  Fieldstone Investment Corporation—Board Observer Rights

Gentlemen:

        Fieldstone Investment Corporation (the "Company") is offering 41,000,000 shares of the Company's common stock, par value $0.01 per share, in a private offering under Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended (the "Offering"). Friedman, Billings, Ramsey & Co., Inc. ("FBR") is acting as initial purchaser and placement agent for the Company in connection with the Offering. Friedman, Billings, Ramsey Group, Inc. ("FBR Group"), which is the parent company of FBR, is purchasing 3,584,229 shares of the Company's common stock in the Offering at a purchase price equal to the offering price per share in the Offering less the amount of the initial purchaser's discount and placement fee in the Offering.

        1.     In consideration of FBR Group's purchase of 3,584,229 shares of the Company's common stock in the Offering, the Company hereby agrees that FBR Group has the right to designate two representatives who are employees or agents of FBR Group (the "FBR Designees") to attend and, in a non-voting capacity, participate in all meetings of the Board of Directors (the "Board") of the Company and all committees thereof (hereinafter referred to as the "Observer Rights"). The Observer Rights afford FBR Group's designated representatives all of the same rights that the directors of the Company have with respect to the (i) receipt of notices of Board and Board committee meetings, (ii) receipt of Board and Board committee packages and other information and reports that the Company delivers to the Company's directors, and (iii) attendance at Board and Board committee meetings, whether in person or telephonically. Except as expressly provided in Section 3 hereof, the failure to provide any of the notices or material required under clauses (i) or (ii) above, or to permit the FBR Designees to attend any Board or Board committee meetings in accordance with clause (iii) above, shall constitute a breach of this letter agreement. In no event, however, shall the failure to provide the notices described above invalidate in any way any action taken at a meeting of the Board or any Board committee. The Observer Rights do not afford FBR Group or the FBR Designees any of the voting rights that the Company's directors have and does not impose on FBR Group or the FBR Designees any of the fiduciary duties that the directors of the Company have in their capacity as directors.

        2.     FBR Group and the FBR Designees shall be subject to, and shall abide by, the same confidentiality restrictions that the Company's directors are subject to as directors, and FBR shall cause the FBR Designees to enter into the same written agreements with the Company regarding confidentiality restrictions as the Company enters into with the Company's directors. FBR Group shall be subject to any insider trading policy, including black-out periods, that the Company may adopt or impose on its directors.

        3.     Notwithstanding anything to the contrary contained herein, the Board shall have the right to meet in executive session and may exclude from any such executive session any person, including either or both of the FBR Designeees hereunder, and the Company shall have the right to withhold from the FBR Designees written material or other information, including portions of the minutes of Board and committee meetings, if the Board, in its good faith judgment, considers these actions necessary or appropriate to carry out its duties to the Company in accordance with reasonable corporate governance principles and practices.

        4.     FBR Group's Observer Rights and any obligations that FBR Group has under this Agreement shall continue in effect until the earlier of (a) the date on which FBR Group owns less than 1,425,000 shares of the Company's common stock and (b) with respect to one of FBR Group's designated representatives, the second anniversary of the date of closing of the Offering and, with respect to FBR Group's other designated representative, the fourth anniversary of the date of closing of the Offering. Other than as expressly provided in the immediately preceding sentence, this Agreement may not be terminated by the Company; however, the Agreement may be terminated by FBR Group at any time and in the event FBR Group terminates this Agreement all obligations and restrictions applicable to FBR Group will also terminate at that time, other than the confidentiality restrictions described above, which shall survive termination of this letter agreement.

        5.     The Observer Right may be assigned by FBR Group to any successor-in-interest, including any successor-by-merger without the need for any consent by the Company, provided such successor assumes FBR Group's obligations hereunder in connection with any such assignment, but excluding any purchaser of FBR's or FBR Group's shares in the offering.

        6.     FBR Group's initial designated representatives shall be Richard Hendrix and Edward Wheeler. In the event that any FBR Designee shall cease to be an employee or agent of FBR for any reason, the vacancy resulting therefrom shall be filled by FBR Group upon written notice to the Company. In the event neither FBR Designee is able to attend a Board or Board committee meeting, FBR Group may designate one substitute designee who is reasonably acceptable to the Company after giving prior notice to the Company of the proposed substitute designee to attend such meetings.

        Please acknowledge your agreement with the provisions of this Agreement by executing this Agreement in the place provided below.

Very truly yours,
FIELDSTONE INVESTMENT CORPORATION
By:	/s/ MICHAEL J. SONNENFELD Name: Michael J. Sonnenfeld Title: President

Acknowledged and agreed as of the date first shown above:

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ J. ROCK TONKEL, JR. Name: J. Rock Tonkel, Jr. Title: EVP